United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

ZONES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1102 15th Street SW

Suite 102

Auburn, WA 98001

March 29, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Zones, Inc. on Thursday, April 26, 2007, at 3:00 p.m., local time, at the Company’s corporate headquarters, which are located at 1102 15th Street, SW, Suite 102, Auburn, Washington 98001.

At the Annual Meeting, you will be asked to (i) elect five directors to the Company’s Board of Directors, and (ii) vote on the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2007. The Notice of Annual Meeting of Shareholders and the Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

Your Board of Directors unanimously recommends that you vote FOR the election of the nominated directors and FOR the ratification of Grant Thornton LLP as the Company’s independent auditors for 2007.

Whether or not you plan to attend, we hope you will have your stock represented at the Annual Meeting. To do so, please mark, sign, date and return your proxy card in the enclosed, postage-prepaid envelope as soon as possible. Your stock will be voted in accordance with any instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely yours,

FIROZ H. LALJI
Chairman of the Board, President and
Chief Executive Officer

ZONES, INC.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2007

To the Shareholders of Zones, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Zones, Inc., a Washington corporation (the “Company”), will be held on Thursday, April 26, 2007, at 3:00 p.m. local time, at the Company’s corporate headquarters, which are located at 1102 15th Street SW, Suite 102, Auburn, Washington 98001, for the following purposes:

1.	To elect five members of the Board of Directors to hold office until the 2008 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, March 9, 2007, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements. For ten days prior to the Annual Meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company’s principal office.

By Order of the Board of Directors,

RONALD P. MCFADDEN
Senior Vice President,
Chief Financial Officer and Secretary

Auburn, Washington

March 29, 2007

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE AND YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THE ANNUAL MEETING.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on April 26, 2007

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Zones, Inc., a Washington corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 26, 2007, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at 3:00 p.m. local time, at the Company’s corporate headquarters, which are located at 1102 15th Street SW, Suite 102, Auburn, Washington 98001. This Proxy Statement and the accompanying form of proxy are first being sent or given to the shareholders of the Company on or about March 29, 2007.

SOLICITATION AND VOTING

Proxy Voting and Revocation

If the accompanying form of proxy is properly signed, dated and returned (and not revoked), the shares represented by the proxy will be voted in accordance with the instructions specified on the proxy card. In the absence of instructions to the contrary, if the accompanying form of proxy is properly signed, dated and returned, such shares will be voted “FOR” election to the Board of all of the nominees listed in this Proxy Statement and named in the form of proxy and “FOR” the ratification of the appointment of Grant Thornton LLP as independent auditors for the Company for 2007, and in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting. Any shareholder executing a proxy card has the power to revoke it at any time before it is voted by (i) delivering written notice of revocation of the proxy to the Secretary of the Company, (ii) executing and delivering to the Company another proxy dated as of a later date, or (iii) attending and voting in person at the Annual Meeting.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 9, 2007, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On that date, there were 13,170,060 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions, and “broker non-votes” (shares represented at the Annual Meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote such shares, and (ii) the broker or nominee does not have discretionary voting power) will each be counted as present for the purposes of determining the presence of a quorum. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

Under Washington law and the Company’s charter documents, if a quorum is present, the five nominees for election to the Board who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected directors. The affirmative vote of a majority of shares voted affirmatively or negatively in person or by proxy at the Annual Meeting is required for approval of any other matters submitted to a vote of shareholders.

Expenses of Solicitation

The Company will bear the cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of soliciting of proxies on behalf of the Board. Solicitation will be by mail and may be supplemented by personal interview, telephone and telegram by directors, officers and others without special compensation. In addition to soliciting shareholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated all of the current members of the Board (other than Larry R. Benaroya) for re-election to the Board. Mr. Benaroya announced in February 2007 that he would not seek re-election to the Board of Directors. The Board has passed a resolution, effective upon the date of the Annual Meeting, to amend the Bylaws to reduce the size of the Board from six to five members.

In connection with the annual review of the composition and the effectiveness of the Board, the Nominating and Corporate Governance Committee nominated the following five directors for re-election to the Board, to serve until the 2008 annual meeting of the Company’s shareholders and until their respective successors are elected and qualified:

John H. Bauer

Cathi Hatch

William C. Keiper

Kenneth M. Kirkpatrick

Firoz H. Lalji

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees of the Board named above. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason that this would occur), the proxies may be voted for such substitute nominees as the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may designate. If a quorum is present, the five nominees for director receiving the highest number of votes will be elected. Abstentions and “broker non-votes” will not have any effect on the outcome of this proposal.

The Board recommends a vote “FOR” the election of the nominees named above.

Directors

Directors.    This section sets forth the Company’s current directors and information concerning their respective ages and backgrounds.

Firoz H. Lalji, age 60, has served as the Company’s Chief Executive Officer since May 1998, and as Chairman of the Board since March 1999. Mr. Lalji is a co-founder of the Company and has served as a director of the Company since March 1990. Mr. Lalji is also President and Chief Executive Officer of Fana Capital Corporation, an investment holding company. From 1981 to 1997, he was President and Chief Executive Officer of Kits Cameras, Inc., which operated over 140 camera specialty stores in eight western states.

John H. Bauer, age 66, has served as a director of the Company since March 1997. Mr. Bauer was Executive Vice President of Nintendo of America, Inc., a manufacturer and distributor of video games and products from 1994 to 2003. From 1979 to 1994, he served as Managing Partner of the Northwest Group and the Seattle office of Coopers & Lybrand L.L.P., a public accounting and consulting firm. Currently Mr. Bauer is an executive with DigiPen Institute of Technology in Redmond, Washington. Mr. Bauer is also on the Board of Directors of Cell Therapeutics Inc.

Cathi Hatch, age 57, has served as a director of the Company since October 2004. Since January 2005, Ms. Hatch has been the Founder, President and Chief Executive Officer of the Zino Society, LLC, an investments membership organization. From 1999 through 2005, Ms. Hatch was the President of HatchMatch, a philanthropic fundraising and corporate consulting organization. Prior to that, Ms. Hatch spent 30 years in the restaurant industry consulting on concept development, budgeting and project implementation. Ms. Hatch is also on the Board of Directors of Pacific Continental Corp.

Kenneth M. Kirkpatrick, age 53, joined the board of directors in July 2005. Mr. Kirkpatrick is the President of US Bank for Washington State. He is a 34-year veteran at US Bank, previously serving as President of Washington Commercial Banking and prior to that, Executive Vice President and Manager of the East King County Commercial Banking Office. He is the Board Chair of the US Bank Washington State Advisory Board of Directors and is a member of the Board of Directors of the Federal Reserve Bank, San Francisco, Seattle Branch. Mr. Kirkpatrick holds a bachelor’s degree in Finance from the University of Washington and has completed programs at Kellogg Executive program at Northwestern University and the Pacific Coast Banking School at the University of Washington.

William C. Keiper, age 56, has served as a director of the Company since November 2003. Mr. Keiper is currently the Chief Executive Officer, and a member of the Board of Directors, of Hypercom Corporation. Mr. Keiper also currently serves on the Board of Directors of Radyne Corporation and Smith Micro Software, Inc. From 2002 to 2005, Mr. Keiper served as Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company. Mr. Keiper received a Bachelor of Science Degree in Business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University, and a Masters in International Management from the Thunderbird American Graduate School of International Management.

The Board has determined that, other than Mr. Lalji, each of the members of the Board is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”). Mr. Lalji’s niece is married to Mr. Anwar Jiwani, the Company’s Senior Vice President and Chief Information Officer. Otherwise, no family relationships exist between any of the Company’s directors or executive officers.

Meetings of the Board of Directors and Board Committees.    During the fiscal year ended December 31, 2006, the Board of Directors held five (5) meetings, the Audit Committee of the Board held nine (9) meetings, the Compensation Committee of the Board held five (5) meetings, and the Nominating and Corporate Governance Committee of the Board held two (2) meetings. The Board disbanded the Company’s Section 162(m) Committee in February 2006 and the Compensation Committee of the Board assumed its duties at that time. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which such director served held during that period.

Audit Committee.    At the outset of fiscal year 2006, the members of the Audit Committee were Ms. Cathi Hatch and Messrs. John H. Bauer, John T. Carleton and Kenneth M. Kirkpatrick. Upon the recommendation of the Nominating and Corporate Governance Committee, in March 2006, the Audit Committee was reconstituted to include Mr. William C. Keiper and not Mr. Carleton (whose term on the Board ended on the date of the 2006 Annual Shareholders Meeting). In June 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Larry R. Benaroya to the committee. In October 2006, upon recommendation of the Nominating and Corporate Governance Committee, the Board reduced the size of the Audit Committee from five to three members to be comprised of Messrs. Bauer, Keiper and Kirkpatrick. The Board of Directors has determined that each of the members of the Audit Committee is an “independent director” as such term is defined in NASD Marketplace Rule 4200(a)(15) for purposes of the Nasdaq rules as they apply to audit committee members and under the applicable provisions of the Sarbanes-Oxley Act of 2002. The Board has further determined that Messrs. Bauer, Keiper and Kirkpatrick are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee, among other functions, retains our independent auditors, reviews their independence, reviews and approves the scope of our annual audit, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be provided by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies, and reviews and approves any related party transactions. The Audit Committee held nine (9) meetings during fiscal 2006. For additional information concerning the Audit Committee, see “Report of the Audit Committee” and “Principal Accounting Firm Fees” below.

Compensation Committee.    At the outset of fiscal 2006, the members of the Compensation Committee were Ms. Cathi Hatch and Messrs. John H. Bauer, John T. Carleton and Kenneth M. Kirkpatrick. In March 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board reconstituted the Committee to include Mr. Keiper and not Mr. Carleton (whose term on the Board ended on the date of the 2006 Annual Shareholders Meeting). In June 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Larry R. Benaroya to the Committee. Mr. Benaroya is no longer on the committee. The Board has determined that each of the members of the Compensation Committee is an “independent director” as such term is defined in NASD Marketplace Rule 4200(a)(15). The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and makes recommendations to the full Board with respect to the compensation and benefits to be provided to the Company’s other executive officers, approves stock option grants to executive officers, and makes recommendations concerning general policy matters relating to employee compensation and benefits. The Compensation Committee held five (5) meetings during fiscal 2006. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    At the outset of fiscal 2006, the members of the Nominating and Corporate Governance Committee were Ms. Cathi Hatch and Messrs. John H. Bauer, John T. Carleton and Kenneth M. Kirkpatrick. In March 2006, upon the recommendation of the Nominating and Governance Committee, the committee was reconstituted to not include Mr. Carleton (whose term on the Board ended on the date of the 2006 Annual Shareholders Meeting). In June 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Larry R. Benaroya to the Committee. Mr. Benaroya is no longer on the committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” as such term is defined in NASD Marketplace Rule 4200(a)(15). The Nominating and Corporate Governance Committee considers candidates for appointment and nomination for election to the Board of Directors and its committees and makes recommendations concerning such candidates. The Nominating and Corporate Governance Committee held two (2) meetings during fiscal 2006. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders in accordance with the procedures described on page 6-9.

Each of the committees described above acts pursuant to a written charter adopted by the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors.

Corporate Governance

Current copies of the following materials related to the Company’s corporate governance policies, practices and charters are publicly available on the Company’s web site at http://www.zones.com/ir.

•	Amended and Restated Articles of Incorporation, and all amendments thereto

•	Amended and Restated Bylaws, and all amendment thereto

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Nominating and Corporate Governance Committee

•	Policy Regarding Director Nomination Process

•	Code of Business Conduct and Ethics (applicable to directors, officers and employees)

•	Policies Regarding Communications by Shareholders with Directors and Director Attendance at Annual Shareholder Meeting

Copies of the above listed materials may also be obtained, free of charge, by writing to: Chief Financial Officer and Secretary, Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, WA 98001.

The policy regarding communications by shareholders with directors (the “Communication Policy”) describes the manner in which shareholders can send communications to the Board, to committees of the Board, and to individual directors, and describes the Company’s process for determining which communications will be relayed to Board members. The Communication Policy provides that shareholders may communicate with the Board, committees of the Board and individual directors by mailing, faxing, or emailing those communications addressed as follows:

[Chairman of the Board, or Board of Directors, or John Bauer, Audit Committee Chairman]

c/o Corporate Secretary

1102 15th Street SW, Ste. 102

Auburn, WA 98001

or

Fax: (253) 205-3626

or

Email Address: ronald.mcfadden@zones.com

The Policy Regarding Director Attendance at Annual Shareholder Meetings requires the Company to make every effort to schedule its annual meeting of shareholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules, and requires each Board member to make every reasonable effort to attend the Company’s annual meeting of shareholders. There were five (5) directors at the time of the 2006 Annual Meeting of Shareholders and four (4) directors attended the meeting.

Director Nomination Process

The Company’s Board of Directors has adopted a Policy Regarding Director Nomination Process (the “Nominations Policy”). The purpose of the Nominations Policy is to describe the process by which the Nominating and Corporate Governance Committee (the “Nominating Committee”) selects director candidates for inclusion in the Company’s recommended slate of director nominees.

Minimum Qualifications for Board Members

The specific, minimum qualifications that the Board believes must be met by a Nominating Committee recommended nominee for a position on the Company’s Board of Directors are:

•	the nominee must be of the highest ethical character;

•	the nominee must be able to read and understand financial statements;

•	the nominee must be over 21 years of age;

•	the nominee must not have any significant and material conflict, whether personal, financial or otherwise, presented by being a member of the Board; and

•	the nominee must have the time to be available to devote to Board activities.

Necessary Qualities or Skills for Board Members

The specific qualities or skills that the Board believes are necessary for one or more of the Company’s directors to possess are:

•	nominees should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s President based on that expertise and experience;

•	nominees should possess any necessary independence or financial expertise that may be required by law, the NASD and the Securities and Exchange Commission;

•	the skills, experience and background of the nominee should complement those of the other directors;

•	in making the determinations regarding nominations of directors, the Nominating Committee may take into account the benefits of diverse viewpoints; and

•	nominees must be likely to have a constructive working relationship with other directors.

Process for Identifying Candidates

The Nominating Committee uses its network of contacts, including current members of the Board, to identify potential Board candidates. The Nominating Committee may also engage, if it deems appropriate, a professional search firm to assist the Nominating Committee in identifying suitable candidates to serve on the Board. Finally, the Nominating Committee considers any nominees who would qualify as “independent directors,” under applicable Nasdaq or other rules and regulations, recommended by shareholders.

Nominees Recommended by Shareholders

For the Nominating Committee to consider a candidate recommended by a shareholder for inclusion in the slate of director nominees included in the Company’s proxy materials, the shareholder must give the Nominating Committee notice not less than 120 days prior to the anniversary date of the Company’s proxy statement filed in connection with the prior year’s annual shareholders’ meeting. The notice must be accompanied by the following:

•	the candidate’s full legal name, age, and business and residence address;

•	a complete description of the candidate’s education and work history;

•	a description of any other experience of the candidate that demonstrates an ability to serve on the board of directors of a public company;

•

all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder; and

•

a consent, to be considered as a candidate and publicly identified, executed by the candidate, which includes a certification that the information provided about the candidate is true and correct and does not omit any material information.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to the following address:

Chair, Nominating and Corporate Governance Committee of Zones, Inc.

c/o Chief Financial Officer and Corporate Secretary

1102 15th Street, SW, Suite 102

Auburn, WA 98001

The Chief Financial Officer and Corporate Secretary will forward any notices received to the Chair of the Nominating Committee.

Evaluation of Candidates

The Nominating Committee evaluates the candidates against the criteria for directors summarized above. All incumbent directors and director candidates are to submit a completed form of directors’ and officers’ questionnaire. In the case of incumbent directors, the Nominating Committee will also review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. Finally, the process will include interviews and additional background and reference checks for non-incumbent director candidates, at the discretion of the Nominating Committee. The only difference in the manner in which the Nominating Committee will evaluate director candidates recommended by shareholders is that the process may include additional background and reference checks for such candidates, at the discretion of the Nominating Committee. The Nominating Committee will then consider such candidates’ qualifications and choose the nominees by majority vote.

Future Revisions to the Nominations Policy

The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process. The Nominating Committee will review the Nominations Policy from time to time and anticipates that modifications may be necessary in the future. The Nominating Committee may modify or amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site at http://www.zones.com/ir.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined that each of the directors other than Firoz H. Lalji is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”).

The Board of Directors has also determined that each member of the three committees of the Board described above meets the independence requirements applicable to those committees prescribed by the NASD and by the Securities and Exchange Commission (“SEC”). The Board of Directors has further determined that each of John H. Bauer, the Chair of the Audit Committee of the Board of Directors, and William C. Keiper and Kenneth M. Kirkpatrick, members of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

PROPOSAL NO. 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Grant Thornton LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2007. Grant Thornton LLP has audited the accounts of the Company for fiscal 2006. Representatives of Grant Thornton LLP are expected to attend the Annual Meeting, with the opportunity to make a statement if the representatives desire to do so, and will have an opportunity to respond to appropriate questions from shareholders.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the ratification of the appointment of Grant Thornton LLP as the independent auditors for the Company for fiscal 2007. Approval of this proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on the proposal at the Annual Meeting either in person or by proxy. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Principal Accountant Firm Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2006, and December 31, 2005, by our independent auditors.

	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$210,831	$208,923
Audit-Related Fees(2)	4,706	22,269
Tax Fees(3)	46,457	48,166
All Other Fees(4)	0	1,500

Total	$261,994	$280,858

(1)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and reviews that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes consultations in connection with acquisitions and consultation concerning financial reporting.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. This category includes fees for accounting literature.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve certain additional services up to specified limits, on a case by case basis, and such approvals are communicated to the full Audit Committee at its next meeting. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The Audit Committee has considered whether the provision of any non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP’s independence from the Company and has concluded that it is.

Approval of this proposal requires the affirmative vote of majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of shareholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Shareholder ratification of the selection of Grant Thornton LLP as our independent public auditors is not required by our bylaws or otherwise. We are submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if our Audit Committee determines that such a change could be in our best interests and the best interests of our shareholders. Unless otherwise instructed, the person named in the accompanying form of proxy intend to vote shares represented by properly executed proxies for the ratification of the appointment of Grant Thornton LLP as our independent auditors.

The Board recommends a vote “FOR” ratification of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

INFORMATION ABOUT ZONES

Security Ownership of Certain Beneficial Owners, Directors, Nominees and Management

The following table sets forth, as of March 9, 2007, certain information with respect to the beneficial ownership of our Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of our outstanding Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table on page 21 below, and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Shares Underlying Options(3)	Percent of Common Stock Outstanding(4)
Firoz H. and Najma Lalji 1102 15th St. SW, Suite 102 Auburn, WA 98001(5)	7,808,540	862,500	55.6%
Kinderhook Partners, LP(6) 1 Executive Drive, Suite 160 Fort Lee, New Jersey 07024	734,399	0	5.6%
Dimensional Fund Advisors, LP.(7) 1299 Ocean Avenue Santa Monica, CA 90401	702,219	0	5.3%
Patrick Sean Hobday	254,000	254,000	1.9%
Ronald P. McFadden	221,001	220,001	1.7%
Anwar Jiwani	220,001	220,001	1.6%
Christina M. Corley	152,000	152,000	1.1%
John H. Bauer	81,300	72,500	*
Kenneth M. Kirkpatrick	62,500	30,000	*
Cathi Hatch	45,000	40,000	*
William C. Keiper	40,000	40,000	*
Larry R. Benaroya	0	0	*
All directors and executive officers as a group (10 persons)	8,884,342	1,891,002	59.0%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them subject to community property law where applicable and to the information contained in the footnotes to the table.

(2)	Number of shares of Common Stock shown as beneficially owned by each person named in this table includes all shares of Common Stock underlying options or warrants exercisable by such person within 60 days of March 9, 2007.

(3)	Represents the number of shares of Common Stock underlying options or warrants exercisable within 60 days of March 9, 2007.

(4)	Calculated on the basis of 13,170,060 shares of Common Stock outstanding as of March 9, 2007, except that shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 9, 2007, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(5)	This number also includes 50,000 shares held for the benefit of Mr. Lalji’s daughter, of which he disclaims beneficial ownership.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on August 3, 2006. The Schedule 13G was filed by Stephen J. Clearman, Kinderhook GP, LLC, and Kinderhook Partners, LP, who share the power to vote or direct the vote of the shares, and who share the power to dispose or to direct the disposition of the shares.

(7)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors, LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2007. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investments Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction: Corporate Governance

The activities of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Zones, Inc. (the “Company”) are defined by our Charter (the “Charter”) which specifies the scope of our responsibilities and the manner in which those responsibilities shall be performed, including our structure, processes and membership requirements.

Our Committee consists exclusively of non-employee directors, and we are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market. At the outset of fiscal 2006, our members were Ms. Cathi Hatch and Messrs. John H. Bauer, John T. Carleton, and Kenneth M. Kirkpatrick. In March 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board reconstituted the Committee to include Messrs. William C. Keiper and not Mr. Carleton. In June 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Larry R. Benaroya to the Committee and appointed Mr. Kirkpatrick as our chair. Mr. Benaroya is no longer on the committee.

The primary purpose of the Committee is to discharge the Board’s responsibilities relating to compensation and benefits of the Company’s directors and executive officers. In carrying out these responsibilities, we review performance and compensation levels for executive officers and set salaries and review all components of executive officer and director compensation for consistency with the Company’s compensation philosophy as in effect from time to time.

Compensation Consultant

The Charter authorizes us to engage an outside compensation consultant to advise on executive compensation matters. We did not engage a Compensation Consultant in fiscal 2006. However, in fiscal 2005 we engaged Watson Wyatt to conduct a competitive assessment of Chief Executive Officer (“CEO”) compensation, which concluded that total base salary plus short term incentives were well below the median values of the study. The long term incentive awarded to the CEO was also deemed conservative relative to market median reference points. We concluded it was unnecessary to engage a Compensation Consultant in fiscal 2006 as CEO base pay remained unchanged.

Roles of Executives in Establishing Compensation

The CEO has been instrumental in the design and recommendation to us of programs, compensation plans and awards for executives and directors. We have, from time to time, authorized and directed the CEO to adjust the compensation for certain executive officer’s salaries including the President, Executive Vice President Sales, CFO, and CIO. The CEO occasionally attends portions of our meetings at which executive compensation plans are presented, discussed and approved. The Chief Financial Officer (“CFO”) occasionally attends portions of our meetings on an infrequent basis, mainly to be available to respond to questions as they arise, and prepares materials to be distributed to us which includes the recurring agenda items.

There are no conditions under which the CEO or the executive management will attend the Executive sessions of the Board.

Compensation Committee Activities

We convene at each regularly scheduled quarterly board meeting and one or more special meeting dates to approve the executive compensation disclosure for inclusion in the Company’s proxy statement. During the 2006 regularly scheduled meetings we:

•	approved 2006 Incentive and Bonus policies for the executive officers of the Company;

•

performed our annual self evaluation, which included a review of our practices and uses of tally sheets, our focus on understanding pay equities, our access and review of pertinent information, and our use of outside experts;

•	reviewed our charter and concluded that no changes were necessary;

•	evaluated Company perquisites and eliminated the Executive Vice President Sales car allowance to create more internal equity with other executive managers; and

•	authorized and directed the CEO to re-weight the factors driving the Executive Vice President Sales bonus to emphasize divisional performance.

The CEO attended portions of all of our regularly scheduled quarterly meetings to discuss executive performance and executive bonus payments. These discussions precede our approval of any quarterly bonus payment in accordance with the Company’s previously disclosed executive compensation bonus programs. The CFO occasionally attends portions of our meetings on an infrequent as needed basis, mainly to be available to respond to questions as they arise.

Compensation Philosophy and Objectives

Our primary objectives with respect to compensation is to attract, motivate and retain executive management who can execute the Company’s strategic plan and deliver expected results while building long term sustainable value for our shareholders. Our compensation philosophy is to offer a base compensation that is competitive to the Company’s peers with respect to tenure, responsibility and experience in the position. The CEO’s base compensation has remained constant since 2004 and is not expected to change in 2007. Because the CEO is the Company’s majority shareholder, we believe that value creation is more important than increasing the CEO’s annual base compensation. The wealth accumulation resulting from the long term incentives accorded the CEO in prior years sufficiently compensates for the constant base compensation.

In regards to executive management, we believe that line executives contribute more towards our direct operating results than staff executive management. The President and the Executive Vice President of Sales are line management executives and we compensate them with a higher base compared to staff executive management. Staff management executives include the CFO and the CIO. The President and Executive Vice President Sales base compensation has remained unchanged since 2005. We believe the current base for these executives is very competitive. The CFO and CIO’s base compensation is adjusted from time to time based on Company financial performance, job performance, and relative peer comparisons. Any adjustments to base compensation are limited by the Company’s ability to pay as measured by its financial performance.

We believe an important element linking Company financial performance with executives’ total compensation are pay for performance plans. Our plans are bifurcated between short term programs which reward quarterly and annual performance and long term programs that create employee retention and reward value creation.

Short term incentive programs.    These plans reward quarterly and annual performance. The design of the short term incentive compensation program rewards the executive for attaining targeted financial performance. Financial incentives are set based on meeting ambitious but expected goals, recommended by us and approved by the Board. The CEO is expected to earn annual incentives up to 50% of his annual base compensation for meeting annual performance targets. The incentive plan and related performance metrics for the CFO and CIO are at par with that of the CEO’s. For 2006, we added an additional program that allows these executives to share in a bonus pool only after 110% of expected financial performance targets are attained for the year. Payouts under this program are not to exceed 100% of base compensation.

In the case of the line executives, we believe that keeping incentives quarterly creates an environment that ensures they remain focused and committed to meet or to exceed the Company’s expected quarterly financial targets. Their programs are non-cumulative as each quarter stands alone. Their quarterly incentive programs are based on financial metrics for which they are uniquely responsible. They have an expected opportunity to earn incentives equal to their base pay, with the potential to earn many multiples of their base pay for exceeding expected results.

Each executive is evaluated quarterly by the CEO who assesses individual performance based on previously agreed goals and objectives. A failure to meet personal goals and objectives may reduce the financial incentives earned from meeting or exceeding Company financial performance targets. There is not an element of compensation awarded an executive for meeting his or her personal goals and objectives if the Company does not exceed its performance target.

We evaluate the effectiveness of our incentive plans quarterly to ensure the correct strategic initiative is being rewarded and that performance expectations are being met. Any adjustments made are to align executive compensation with the key strategic drivers for the Company.

Long-term incentive stock options.    The Company believes that executive management should have a significant equity stake so they have a greater incentive to manage the business as shareholders rather than merely as employees because they are in a position to make a substantial contribution to the Company’s long-term success. Options granted under the Company’s 2003 Equity Incentive Plan provide additional incentives to executive officers and other key employees to maximize shareholder value while generally having vesting periods to encourage executive officers and key employees to continue in the employ of the Company. The vesting attribute in the options is intended to incent the executive to build shareholder value through long term financial performance.

We had a moratorium on the issuance of additional option grants in fiscal 2006 as we believe that we have issued enough option shares to each executive officer in prior years to sufficiently align executives’ incentives with shareholder value creation. Shares do remain available in the 2003 Incentive Stock Option plan to grant additional options to executives if we determine that additional awards are warranted and will create value beyond the current number of options issued to existing participants. In May 2005, the Board suspended all grants under the Company’s 1999 Director Stock Option Plan until such further time as it is determined appropriate to continue making grants under that plan.

Other compensation.    The CEO as well as all other executives do not participate in nondiscriminatory employee-benefit programs or post retirement programs. The Company provides equal access for its employees with respect to employee health and welfare benefits and post retirement benefits.

COMPENSATION POLICIES

Overview of Compensation Policies

The material compensation policies applicable to executives have been developed by us in conjunction with the CEO. Our philosophy is to remunerate our executives for meeting and exceeding expected results through our short and long term variable compensation plans.

Compensation Policies

Internal pay equity policy.    Overall, our total compensation targets are designed to create an executive compensation program that allows executive management the opportunity to earn financial incentives ranging from 25% to many times their base compensation. In 2006, executives could earn up to 400% of their base compensation. Careful consideration is made to ensure that in 2006 CEO base compensation did not exceed approximately two (2) times other executives compensation.

Pay for performance.    We use short term incentive target programs to reward the attainment of specific financial performance metrics. These annual financial targets are approved by the Board. We, in turn, use these key financial metrics to set incentive target programs. Targeted financial metrics may be changed quarterly depending on the strategic directive to drive certain financial performance. The CEO, CFO, and CIO have annual programs that are also linked to the Company’s overall financial operating performance. Financial performance must exceed expected performance by the bonus accrual for any bonus to be earned. Any bonus payout will be reduced or eliminated if bonus accruals reduce actual operating performance below target.

The President and Executive Vice President Sales incentive target programs are quarterly and based on financial metrics for which they are uniquely responsible. Any overall total Company performance metric is computed after the bonus accrual for these executives, but before any bonus accrual for the CEO, CFO, CIO and any other staff management bonus programs. Any bonus payout will be reduced or eliminated if bonus accruals reduce operating profit below targeted results.

The Board retains the right to change any of the Company’s bonus programs at any time. The Board’s approval of any terms of a bonus program is not deemed to create an enforceable agreement between the Company and any executive officer. No rights to any awards exist unless and until the Board authorizes payment of such award under the program. All bonus payouts are subject to meeting individual goals and objectives and must be approved by us.

Equity grants policy.    Shares remain available in the 2003 Incentive Stock Option plan to issue additional stock options to executives if we determine that it is advisable to award additional grants. The issuance of additional stock options would only serve to dilute existing shareholders ownership and create compensation expense due to the requirements under FAS 123R.

We do not plan to issue restricted stock since such an award would be linked with tenure rather than performance.

Perquisites.    The Company does not have programs for providing personal-benefit perquisites to executive officers to defray the cost of personal entertainment or family travel. Car allowances have been eliminated during 2006 and the Company does not reimburse or pay for club dues that are not used exclusively for the benefit of the Company. The Company pays for the CEO’s dining club dues, but this club is used to host Company sales events. Relocation expenses and tax gross ups on such reimbursements may be made in the event an executive is required to relocate to perform his or her job responsibility. Administrative support is made available to arrange the calendar of the CEO and to make personal travel arrangements.

Employee Benefits.    Healthcare, insurance and other welfare and employee-benefit programs including the salary deferral under the Company’s Section 125 Cafeteria plan are the same for all eligible employees, including Zones’ executive officers. The Company will match up to $10,000 in employee contributions to Company-approved charities.

Post Retirement Benefits.    There is equal access for employees with regard to post retirement benefits in the form of a non-discriminatory 401k plan.

Employment agreements.    No executives have employment contracts. The offer letters of employment appropriately outline the terms of each executive’s employment with Zones. Every offer of employment requires the executive enter into a Proprietary Rights Agreement which includes restrictive covenants and agreements relating to such matters as the definition and use of confidential information, non-solicitation of existing employees and a non-compete.

Severance and Change in Control.    Under certain circumstances, the offer letter of employment includes a change of control and severance provision. This provision is often necessary to attract new executive talent because we do not issue option grants or restricted stock to new executive officers. Such provisions will provide 3 to 12 months of monthly compensation. No named executive officers for 2006 currently have such provisions included in their offer letters.

Preferred compensation.    There are no discriminatory compensation programs to named executive including deferred compensation.

Compensation Committee Use and Disclosure of Conclusions regarding Tally Sheets.    In evaluating executive compensation, we use tally sheets, showing the total value of all compensation received by each executive officer.

ELEMENTS OF COMPENSATION PROGRAMS

Base compensation.    Individual base compensation is set at competitive levels compared to peer public Direct Marketing Reseller companies including CDW Corporation, Insight Enterprises, Inc., and PC Connection, Inc., as well as regional market employment forces based in terms of size, location, organizational structure, and responsibilities for similar functions.

The CEO base compensation of $400,000 was evaluated by Watson Wyatt in 2005 and concluded at that time that this was conservative relative to market median reference points. The CEO’s base compensation did remain unchanged in 2006, and it is expected that the CEO’s base compensation will not be increased in 2007, consistent with our stated philosophies and objectives.

The President and the Executive Vice President Sales base compensation is $300,000 or 75% of the CEO’s base compensation and we expect this to remain the same through 2007.

The CFO’s 2006 base compensation is $220,000 which is an increase of 10.0% over the base compensation paid in 2005. The CIO’s 2006 base compensation increased 11.1% to $200,000 compared to the base compensation paid in 2005. We expect these executives’ base compensation amounts will remain unchanged in 2007.

Bonus Compensation.    Short term performance based incentives are the only incentives available to executives in 2006. These plans are designed to motivate and reward management to meet quarterly and annual goals tied to specific financial metrics, divisional results, as well as overall performance.

The President and Executive Vice President Sales 2006 bonus program provides an opportunity to earn up to 400% their base salary if the Company exceeds their preset quarterly financial metrics of planned gross profit and planned operating income. Each metric has a 50% weighting in the bonus calculation. The following table summarizes the bonus payout based on attainment to goal.

Percent of Metric attained	89%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%
Bonus earned as a % of salary	0	50%	100%	150%	200%	260%	280%	300%	320%	340%	360%	380%	400%
Weighting of metric as a percent of bonus opportunity
Gross Profit	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Operating Profit	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

For the third and fourth quarters of 2006, we re-weighted the factors driving the Executive Vice President Sales bonus to emphasize divisional performance. The following table reflects the re-weighting of the performance metrics.

	Q3	Q4
Weighting of metric as a percent of bonus opportunity
Net Sales	37.5%	50.0%
Gross Profit	37.5%	25.0%
Division A	50.0%	50.0%
Division B	40.0%	40.0%
Division C	10.0%	10.0%
Operating Profit	25.0%	25.0%

This re-weighting did not impact the maximum payout potential of up to 400% of annual base compensation.

During 2006 the Company calculated and paid quarterly bonuses to these executives based on their attainment to these metrics.

	Q1	Q2	Q3	Q4
President
Gross Profit Bonus earned as a % of Quarterly Base Salary(1)	130%	175%	0%	50%
Operating Profit Bonus earned as a % of Quarterly Base Salary(1)	328%	400%	150%	50%

Total Payout as % of quarterly Base Salary(2)	233%	288%	75%	50%

Executive Vice President of Sales
Net Sales Bonus earned as a % of Quarterly Base Salary(3)	—	—	0	0
Gross Profit Bonus earned as a % of Quarterly Base Salary(3)	130%	175%	7%	5%
Operating Profit Bonus earned as % of Quarterly Base Salary(1),(4)	328%	400%	150%	13%

Total Payout as % of quarterly Base Salary(2)	233%	288%	50%	18%

(1)	Actual payout is adjusted by weighting of bonus opportunity for specific metric according to the program.

(2)	Represents total bonus as a percent of salary earned before any adjustments for individual goals not attained.

(3)	Goal changed in Q3 and Q4 to include sales.

(4)	Gross profit goal was changed for Q3 and Q4 from overall company gross profit to individually weighted divisional gross profits.

The operating profit component of the bonus is computed after the bonus accrual for these executives, but before any bonus accrual for the CEO, CFO, CIO and any other staff management bonus programs. Any bonus payout will be reduced if bonus accruals reduce operating profit below target.

The CEO, CFO, and the CIO are eligible to receive an annual bonus up to 50% of base pay based on achieving planned operating performance. They are eligible to receive a quarterly payout against the annual bonus of up 25% of their quarterly base pay if the Company exceeds its planned operating profit for any quarter during the year.

The actual operating profit must include the accrual for all bonuses. Any bonus payout will be reduced if bonus accruals reduce operating profit below target.

During 2006 these executives earned the maximum bonuses available under this program which aggregated $410,000. Pursuant to the plan the Company paid quarterly bonuses against the annual plan to these executives based on their attainment of quarterly financial performance objectives. The table which follows discloses amounts earned by quarter for these executives.

	Q1(1)	Q2(1)	Q3(1)	Annual(2)
Bonus Earned as a percent of quarterly base compensation
Chief Executive Officer	25%	25%	25%	100%
Chief Financial Officer	25%	25%	25%	100%
Chief Information Officer	25%	25%	25%	100%

(1)	Bonus earned at 25% of quarterly base compensation based on achievement of operating income target.

(2)	Annual bonus earned equal at 50% of annual base compensation for exceeding annual operating income target. Payment equal to total bonus opportunity at 50% of annual base pay less amounts in previous quarters.

There is an additional bonus pool that these executives also share which is calculated based on 10% of annual operating income which exceeds 110% of target operating income for the year. The bonus pool available for distribution to these executives under this plan was $258,000 in 2006. Payments are allocated on a pro rata share of their annual base compensation to the combined compensation of the executives eligible for this plan.

Stock Options.    There were no stock options granted in 2006. Except for the CEO’s grant in 2005, we have put a moratorium on issuing stock options to all executives since 2004. The amount of executive management stock option compensation earned in 2006 represents the current year vested portion of options granted in prior years measured by the requirements of FAS 123R, share based compensation expense. Total compensation expense related to vesting of prior period options was $325,000 for executive management and $30,000 for directors.

Perquisites

We provided our Executive Vice President Sales, with a car allowance of $1,867 per month until May 2006, when we terminated it and did not replace it with any other form of compensation.

Employee Benefits

The Company’s healthcare, insurance and other welfare and employee-benefit programs including the salary deferral under our Section 125 Cafeteria plan are the same for all eligible employees, including executive officers. Amounts paid by the Company for insurance premiums for the executive officers were $33,000 in 2006 and is based on standard programs offered to all employees and their families.

Post Retirement Benefits

The Company provides equal access for employees with regard to post retirement benefits in the form of a non-discriminatory 401k plan. The Company has a discretionary quarterly match, subject to our approval, equal to 50% of all plan contributions up to 6% of compensation, subject to statutory limitations. Amounts matched by the Company in 2006 were $8,475 which was based on contributions by the executives to the retirement plan.

Termination of Employment and Change-in-Control Arrangements

Each executive, with the exception of the CEO, has entered into proprietary rights and/or noncompete agreements which includes restrictive agreements relating to such matters as the definition and use of confidential information, non-solicitation of existing employees and a non-compete. The Company does not currently have an employment contract with any named executive in 2006. The President previously had a three year employment contract which was part of the 2003 acquisition of Corporate PC Source, Inc. That contract was amended in July of 2005 but has since expired and was not renewed. However, the noncompete provision in that agreement extends until March 2008. Similarly, the Company has no formally documented severance agreements with any current named executive officer. As part of the 2003 equity grant to the CFO and the CIO, we provided for an acceleration of vesting in the event of a change of control.

Conclusions

We believe that total compensation for each named executive in 2006 properly linked the Company’s performance with their individual pay.

The design of the short term incentive programs used to motivate and reward our executive officers drove the Company’s financial performance, which is reflected in a 21.3% return on average equity in 2006 compared to 15.5% return on average equity in 2005. The Company’s earning per share increased 57.7% in 2006 to $0.66 per share from $0.42 per share in 2005. During 2006, the Company’s share price increased 49.2% increasing shareholder value consistent with the growth in the Company’s earning per share.

The long term element granted to executive officers in prior years has been the source of continued stock performance. Compounded annual growth rate on the Company’s stock price from 2002 through 2006 is 56.7%.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Zones, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation, Discussion and Analysis of this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Kenneth M. Kirkpatrick, Chair

John H. Bauer

William C. Keiper

Cathi Hatch

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Year(b)	Salary(c)	Option Awards(1)(d)	Non-Equity Incentive Plan Compensation(2)(e)	All Other Compensation(3)(f)	Total(g)
Firoz Lalji Chairman and Chief Executive Officer	2006	$400,000	$281	$326,060		$726,341

Ronald McFadden Chief Financial Officer	2006	$220,000	$72,477	$161,259	$6,600	$460,336

Christina M. Corley President	2006	$300,000	$115,592	$481,123		$896,715

Patrick Sean Hobday Executive Vice President Sales	2006	$300,000	$61,489	$381,206		$742,895

Anwar Jiwani Chief Information Officer	2006	$200,000	$75,590	$163,030	$1,875	$440,495

(1)	The amount shown represents the value of the current year vesting under FAS 123R. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility, risk-free interest rate; and expected lives.

(2)	The company has paid the following amounts to participants by December 31, 2006: Firoz Lalji, $75,000; Ronald McFadden, $41,250; Christina M. Corley, $443,623, Patrick Sean Hobday, $368,081; and Anwar Jiwani, $37,500. Unpaid balances are paid by February 26, 2007.

(3)	Represents nondiscriminatory 401k plan company match.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

OPTION AWARDS

Name	Number of Securities Underlying Unexecercised Options Excercisable (#)	Number of Securities Underlying Unexecercised Options Unexcercisable (#)	Option Exercise Price ($)	Option Expiration Date
Firoz Lalji Chairman and Chief Executive Officer	10,000 2,500 150,000 150,000 10,000 150,000 200,000 200,000		$10.50 3.38 5.81 3.19 0.92 0.96 2.99 2.92	1/5/2007 4/30/2008 3/23/2010 1/24/2011 10/25/2011 1/31/2013 4/29/2014 5/5/2015

Ronald McFadden Chief Financial Officer*	10,000 8,000 18,000 150,827 25,174	2,000 12,000 37,706 6,293	$0.92 0.88 0.96 1.06 1.06	10/25/2011 4/18/2012 1/31/2013 11/25/2013 11/25/2013

Christina M. Corley President	70,000 3,000 78,000	2,000 117,000	$0.86 0.73 2.87	4/1/2013 4/24/2013 7/19/2014

Patrick Sean Hobday Executive Vice President Sales	2,179 2,821 2,000 80,000 10,000 64,000 48,000 25,193 4,807	16,000 32,000 45,000	$6.31 1.25 2.13 1.48 0.92 1.07 1.05 2.99 2.99	3/16/2010 1/1/2011 4/26/2011 8/27/2011 10/25/2011 8/27/2012 8/27/2013 4/29/2014 4/29/2014

Anwar Jiwani Chief Information Officer*	10,000 8,000 30,000 130,575 29,426	2,000 20,000 32,643 7,356	$0.92 0.88 0.96 1.06 1.06	10/25/2011 4/18/2012 1/31/2013 11/25/2013 11/25/2013

Unless otherwise indicated, all unvested options vest in equal installments over five years from date of grant and/or anniversary date.

*	The vesting of the grants made on November 25, 2003, for these optionees accelerate in the event of a change in control.

Director Compensation in Fiscal Year 2006

Name and Principal Position(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards(1)(2) ($)(c)	Total(d)
Kenneth M. Kirkpatrick	$34,000		$34,000
William C. Keiper	$49,000	$1,425	$50,425
John H. Bauer	$41,500		$41,500
Cathi Hatch	$26,750		$26,750
John T. Carleton	$32,750	$28,581	$61,331
Larry R. Benaroya	$13,500		$13,500

(1)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility, risk-free interest rate; and expected lives match.

(2)	The following table shows the aggregate number of stock option awards outstanding as of December 31, 2006.

Director Stock Option Grant Table

Director	Date of Grant	Number of Shares	Expiration Date	Exercisable 12/31/2006	Aggregate Outstanding
John H. Bauer	1/5/1997	2,500	1/5/2007	2,500
	4/30/1998	2,500	4/30/2008	2,500
	6/18/1998	5,000	6/18/2008	5,000
	4/29/1999	5,000	4/29/2009	5,000
	4/27/2000	5,000	4/27/2010	5,000
	4/26/2001	5,000	4/26/2011	5,000
	4/18/2002	5,000	4/18/2012	5,000
	4/24/2003	5,000	4/24/2013	5,000
	4/29/2004	10,000	4/29/2014	10,000
	4/29/2004	20,000	4/29/2014	20,000
	7/25/2005	10,000	7/25/2015	10,000	75,000

Cathi Hatch	10/28/2004	30,000	10/28/2014	30,000
	7/25/2005	10,000	7/25/2015	10,000	40,000

William Keiper	11/12/2003	10,000	11/12/2013	10,000
	4/29/2004	10,000	4/29/2014	10,000
	4/29/2004	20,000	4/29/2014	20,000
	7/25/2005	10,000	7/25/2015	10,000	50,000

Kenneth Kirkpatrick	7/25/2005	30,000	7/25/2015	30,000	30,000

(3)	Mr. Bauer exercised 7,500 options on February 28, 2006, at an exercise price of $6.67 per share.

Our non-employee directors receive a quarterly retainer fee of $2,500, in addition to $1,000 for each in-person meeting of the Board of Directors they attend. Our non-employee directors also receive fees associated with the committee meetings they attend. The Audit Committee is currently comprised of its chair, John H. Bauer, and members Kenneth M. Kirkpatrick and William C. Keiper. The Compensation Committee is currently comprised of its chair, Kenneth M. Kirkpatrick, and members John H. Bauer, William C. Keiper and Cathi Hatch. The Nominating and Corporate Governance Committee is currently comprised of its chair, Kenneth M. Kirkpatrick, and members John H. Bauer, and Cathi Hatch. The Strategic Matters Committee is currently comprised of its Chair, William C. Keiper and member Kenneth M. Kirkpatrick. The following summarizes the fees paid to board members for committee meetings:

Committee	Position	Compensation Per Committee Meeting
Audit Committee	Chair		$5,000
	Member		$2,000

Compensation Committee	Chair		$1,500
	Member		$750

Nominating and Corporate Governance Committee	Chair Member	$ $	2,500 750

Strategic Matters Committee		Compensation Per Calendar Quarter
Chair			$6,250
Members			$4,000

Employment Contracts and Termination of Employment

Other Named Executive Officers.    The Company has at-will employment arrangements with its Named Executive Officers. As part of those at-will employment arrangements, the Named Executive Officers participate in the Company’s bonus programs applicable to them. See “Compensation Discussion and Analysis,” on pages 13-21.

Certain Relationships and Related Transactions

On March 31, 2003, the Company acquired all of the outstanding shares of capital stock of Corporate PC Source, Inc. (“CPCS”), an Illinois-based computer products reseller. The Company paid $4,881,000 in cash, and issued $2,500,000 in principal amount of notes payable, to CPCS’ shareholders. The purchase price was based in part on the historical financial results of CPCS’ operations, and also included an earn-out feature based on CPCS’ post-acquisition performance. Christina M. Corley, now one of the Company’s executive officers, was a shareholder of CPCS who received cash and a note in the Company’s acquisition of CPCS (she was not a Company executive officer when the acquisition closed on March 31, 2003). Ms. Corley received $2,323,560 in cash, and a note in the amount of $1,275,000, on the closing of the acquisition. The note was subject to reduction in the event CPCS did not meet certain earnings targets over the three-year earn-out period. On September 27, 2004, the Company entered into a Termination and Settlement Agreement with the former shareholders of CPCS, including Ms. Corley. Pursuant to the Termination and Settlement Agreement, the amount of potential earn-out payments was reduced to a fixed sum and each outstanding convertible promissory note and non-convertible promissory note was cancelled in exchange for a new, unsecured, subordinated non-convertible promissory note in the principal amount of each former note holder’s pro rata portion of such fixed amount. Interest accrued on the unpaid principal amount of the new notes at the prime rate plus 1/4%. Ms. Corley received a new note in the amount of $1,399,371. The Company made payments on accrued interest and outstanding principal on the new notes on a fixed payment schedule through April 2006. During fiscal 2006, the Company paid Ms. Corley $674,506.50 in principal and interest pursuant to the above-described arrangements and an additional $10,648.34 related to CPCS items which were collected and owed to her pursuant to the definitive stock purchase agreement of the parties.

In June 2004, Fana Auburn LLC, a company owned by an officer and majority shareholder of the Company, purchased the property and buildings in which the Company’s headquarters are located, subject to the Company’s existing 11-year lease. Under the terms of the lease agreement, the Company will pay lease payments aggregating from $1.0 million to $1.3 million per year, plus apportioned real estate taxes, insurance and common area maintenance charges. For the years ended December 31, 2006, 2005 and 2004 the Company paid Fana Auburn LLC $1.6 million, $1.7 million and $543,000, respectively, related to the lease. The Company’s Audit Committee reviewed and approved this related party transaction, and also the potential corporate opportunity, recognizing that in the future the Company may have to renew and renegotiate its lease and that such renewal and renegotiation would also present a related party transaction, which would be subject to further Audit Committee review and consideration. In May 2006, after the Company’s Audit Committee reviewed and approved this related party transaction, the Company signed an amendment to the lease agreement. Pursuant to the terms of the amendment, Fana Auburn LLC has agreed to increase the rentable square feet by approximately 18,923 square feet. The additional square feet will increase the annual lease payment by $259,000. Effective January 1, 2007, the Company will have approximately 125,196 rentable square feet located at 1102 15th Street SW, Auburn, Washington.

We have a written policy that all interested transactions with related parties are subject to approval or ratification in accordance with the procedures outlined in our policy. Those procedures require that the Audit Committee review the material facts of all interested transactions that require the Committee’s approval and either approve or disapprove of the entry into the interested transaction. If advance Committee approval is not feasible, then the interested transaction is to be countered and if the Committee determines appropriate, ratified at the Committee’s next meeting. Directors are not allowed to participate in any discussion or the approval of an interested transaction for which he or she is a related party, except that the director is required to provide all material information concerning the interested transaction to the Committee. For interested transactions that will be ongoing, the Committee may establish guidelines for the Company’s management to follow its ongoing dealings with the related party, and thereafter the Committee, on an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate. Under the policy, interested transactions and related parties are defined in accordance with Item 404 of the Regulation S-K. In addition, under the policy, certain types of interested transactions which are exempted from Item 404 have standing approval (e.g., employment of executive officers if the related cooperation is required to be reported in the Company’s proxy).

Equity Compensation Plan Information

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants: (i) our 1999 Director Stock Option Plan, and (ii) our 2003 Equity Incentive Plan, each of which has been approved by our shareholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under our 1999 Director Stock Option Plan and our 2003 Equity Incentive Plan as of December 31, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,570,291	$2.78	639,243
Equity compensation plans not approved by shareholders	—	$—	—

Total	2,570,291		639,243

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

To the Company’s knowledge, based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% shareholders were complied with during 2006.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The independent auditor is responsible for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee acts pursuant to a written charter, a copy of which is attached as Appendix A.

Each of the current members of the Audit Committee is, in the judgment of the Board, an “independent director” under applicable SEC rules and the listing standards for The Nasdaq Stock Market, and in addition, each of the current members of the Audit Committee is, in the judgment of the Board, an “audit committee financial expert” under applicable SEC rules.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and the discussions referred to in the immediately foregoing three paragraphs, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal year ended December 31, 2006.

THE AUDIT COMMITTEE

Mr. John H. Bauer (Chair)

William C. Keiper

Kenneth M. Kirkpatrick

PERFORMANCE GRAPH

Set forth below is a graph comparing the annual percentage change in the cumulative total return on our Common Stock during the period beginning on December 31, 2001, and ending on December 31, 2006, with the cumulative total return during that period on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Retail Trade Index. The comparison assumes $100.00 was invested on December 31, 2001, in our Common Stock and each index, and also assumes that all dividends have been reinvested. No cash dividends have been declared on the Common Stock. The return on the Common Stock shown on the graph should not be considered indicative of future stock performance.

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
Zones Inc	$100	$109	$215	$839	$633	$944
Nasdaq Composite Index	100	69	103	112	115	126
Nasdaq Retail Trade Index	100	85	118	150	151	165

OTHER MATTERS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the Annual Meeting. If, however, other matters that are not now known or determined are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006, is available to shareholders, without charge, upon written request to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001; Attention: Ronald P. McFadden. The Annual Report on Form 10-K and the Exhibits filed with it are available at the Company’s website at: http://www.zones.com/cgi-bin/zones/site/staticsir/static_page.html?name=ir/annual_reports.

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

A shareholder of record who intends to submit a proposal at the Company’s 2008 Annual Meeting of Shareholders must provide prior written notice to the Company. The notice should be addressed to the Secretary at the Company’s offices at 1102 15th Street SW, Suite 102, Auburn, Washington 98001, and must be received by the Company not less than 120 days prior to the anniversary date that this Proxy Statement was released to shareholders. The notice to the Company must satisfy the conditions specified in the Company’s Bylaws and the conditions established by the Securities and Exchange Commission. A copy of the Bylaws will be sent to any shareholder upon written request to the Company’s Secretary.

Auburn, Washington

March 29, 2007

APPENDIX A

ZONES, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Zones, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit function, if any, and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary, to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•

accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of The Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall be an audit committee financial expert as determined by the Board in accordance with the rules of the SEC.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with the independent auditor and management in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports and other public disclosure of the Company’s financial condition and results of operations. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Discuss with the independent auditor at least annually the auditor’s internal quality-control procedures, and any material issues raised by the most recent peer review, and all relationships between the independent auditor and the Company.

4. Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management; and report to the Board on its conclusions, together with any recommendations for additional action.

5. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

6. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder, and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting, and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

7. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

8. Approve as necessary the termination of the engagement of the independent auditor.

9. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any significant consultations between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

10. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies, and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion, letter or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K;.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to, if any, and report on the assessment made by management, and consider with management, and the independent auditor, if evaluated by the auditor, whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation, if any.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding of such transactions and structures in the Company’s public filings;.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of and application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of the alternative GAAP methods on the financial statements.

12. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve all related-party transactions for potential conflict of interest situations on an ongoing basis, as required by the rules of The Nasdaq Stock Market, and review conflict of interest transactions, or apparent conflict of interest transactions, under the Company’s Code of Conduct and Business Ethics, in accordance with Item 406 of SEC’s Regulation S-K.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors that meets the requirements of Item 406 of the SEC’s Regulations S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. In consultation with the Nominating and Corporate Governance Committee, review such Code of Conduct periodically and recommend such changes to such Code of Conduct as deemed appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8. Review with the Company’s legal counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

9. Review with the Company’s legal counsel and accounting advisors, and report to the Board on, legal compliance matters, including insider trading policies and disclosure of insider and related-party transactions; meet with legal counsel and discuss any report provided by such counsel concerning evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent, and adopt, as necessary, appropriate remedial measures or sanctions with respect to the violation.

10. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

11. Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

12. Review and monitor compliance with the Company’s Insider Trading Policy.

13. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

14. Review and reassess the Charter’s adequacy at least annually.

Zones, Inc.

1102 15th Street, SW, Suite 102

Auburn, Washington 98001

(253) 205-3000

ZONES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders of Zones, Inc. (the “Company”), and the related Proxy Statement dated March 29, 2007, hereby appoints Firoz H. Lalji and Ronald P. McFadden, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders for the Company on April 26, 2007, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side hereof, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side, and FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

This proxy, when properly executed, will be voted in the manner specified by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

FOR all nominees listed (except as withheld)

Withhold Authority to vote all nominees

1. ELECTION OF DIRECTORS     Nominees:

01 John H. Bauer

02 Cathi Hatch

03 William C. Keiper

04 Kenneth M. Kirkpatrick

05 Firoz H. Lalji

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

FOR AGAINST ABSTAIN

Signature Signature Date 2007

NOTE: Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

FOLD AND DETACH HERE